Exhibit 99.(a).(1).(G)

XETA Technologies

Stock Option Exchange Program

Election Confirmation

Please print your confirmation page and retain it for your records.

XETA has received your Election Form which shows you have made the following selections:

Confirmation #: 0000000000
Date: [Month] [Day] 2009 00:00 m

NAME

ADD

CITY, STATE ZIP

Selected	Plan under which Eligible Options	Grant	Exercise	# of Eligible	Status of Eligible Options		Expiration
Option	were Granted	Date	Price	Options	Vested	Unvested	Date
Exchange	TEST123	0000-00-00	$0.00	000	0	0	0000-00-00
Do Not Exchange	TEST134	0000-00-00	$0.00	000	0	0	0000-00-00

You may change or withdraw this election any time before the Exchange Program expires.  To do so, log back into the Exchange Program website and follow the Withdrawal Instructions.   When you access your Election Form to change or withdraw your previous election, you will need to re-enter your selections for each of the option grants listed—not just those you wish to change or withdraw.

Please note that our receipt of your Election Form is not by itself an acceptance of your Eligible Option for exchange.  We will be deemed to have accepted your Eligible Option for exchange when we have determined that the Eligible Option was validly tendered and not properly withdrawn, and we give you written notice that we have accepted such Eligible Option for exchange.  Such notice may be made by email or other method of communication at our discretion.

The last Election Form properly submitted by you and received by us prior to the Exchange Program deadline will prevail.